Exhibit 10.49

KEY TERMS

Employee Name (You)	Anthony Lewis
Position	Chief Financial Officer
Reporting To	Co-CEO
Employment Start Date	Your employment will continue to be recognised as having commenced on 01 July 2025
Location	The Company's office in Sydney, New South Wales
Base Salary	$727,500 (plus superannuation)
Incentives	See your remuneration letter issued in June 2026
Additional Terms	See Schedule 1

SCHEDULE 1

1. Termination of Employment with IREN Limited

By signing this letter, the signatories on behalf of the Company also sign on behalf of IREN Limited, and in doing so IREN Limited and you agree that your employment with IREN Limited will terminate by mutual agreement on 30 June 2026.

2. Further Definitions

In addition to the definitions in clause 21 of the Employment Agreement, the following terms have the meanings set out below:

(a) **Notice Period** means 3 months.

3. No Probation Period

For the avoidance of doubt, the probationary period referred to in the Employment Agreement does not apply to your employment. Your probationary period commenced on the Employment Start Date and has already been completed.

Signed on behalf of **IREN Operations Australia Pty Ltd** ACN 697 034 914 by:

/s/ Will Roberts

Will Roberts

Co-Chief Executive Officer

26 June 2026

/s/ Cesilia Kim

Cesilia Kim

Chief Legal Officer

26 June 2026

I acknowledge and agree that I have read the **Key Terms** in this letter and the annexed **Employment Agreement** and accept these terms of my employment with the Company.

Signature: /s/ Anthony Lewis

Anthony Lewis

Date: 05 July 2026

ENCLOSURES:

- Fair Work Information Statement can be accessed here: https://www.fairwork.gov.au/employment-conditions/information-statements/fair-work-information-statement

Note: *the above enclosures, and any obligation on the Company or the IREN Group set out in them, do not form part of your employment contract and are not binding on the Company or the IREN Group.*

Employment Agreement

1 Employment

1.1 Commencement

The Company employs you, and you agree to be employed by the Company, on the terms set out in this Agreement, with effect from the Agreement Commencement.

1.2 Position

The Company will employ you on a full-time basis in the position specified in the Key Terms.

1.3 Conflicts

(a) You warrant that you are not under any obligation or restriction which would interfere or conflict with your employment in this role or your obligations and duties under this Agreement.

(b) You agree to notify the Company immediately if any interest or obligation arises which may be inconsistent with your obligations to the Company. The Company may direct you to take, and upon reception of that direction you will take, all necessary action to remove any conflict (whether direct or indirect). You acknowledge that in some circumstances a serious conflict may justify the termination of your employment.

(c) You warrant that you are legally able to reside and work in Australia and you acknowledge that your employment with the Company is conditional upon you being able to legally reside and work in Australia at all times.

1.4 Location and travel

(a) Your place of work is at the Location specified in the Key Terms. The Company may reasonably require you to work in other locations (on a temporary or permanent basis) at any time, and/or to travel within the state, interstate or overseas to perform your duties.

1.5 Changes to your employment

(a) To assist your career development or to meet the business needs of the Company or Group, the Company may from time to time change your position, duties, reporting line or work location.

(b) In the event of any such changes, or any other changes made in accordance with its terms, this Agreement will continue to apply to your employment unless you and the Company:

(1) enter a new written employment agreement; or

(2) vary this Agreement in writing.

2 Duties and reporting structure

2.1 Duties of your position

You must perform the duties reasonably associated with your position. The Company may vary these duties at any time. In addition, you must also perform any other duties which are reasonably required by the Company, the Board or any person duly authorised by the Board from time to time.

2.2 General duties

(a) You must:

(1) devote all of your time, attention and skill to the performance of your duties both during normal business hours and at other times as reasonably necessary;

(2) perform your duties faithfully and diligently;

(3) follow lawful and reasonable directions given to you by the Company or the Board; and

(4) promote the interests of the Company and any Group Company, and not act in any way which may harm or prejudice the reputation or goodwill of the Company or any Group Company.

(b) Without limiting any of your duties, you must not:

(1) intentionally do anything which is or may be harmful to the Company or any Group Company; or

(2) act in conflict with the best interests of the Company or any Group Company.

2.3 Reporting line

You will report to the position identified in the Key Terms or as otherwise directed by the Company.

2.4 Authority

You acknowledge and agree that you do not have the authority, nor will you hold yourself out as having any authority, to enter contracts binding on any Group Company except as expressly authorised in writing by the Company.

3 Hours of work

(a) The Company's ordinary business hours are 8.00am to 5.30pm.

(b) Your ordinary hours each week are 38 hours per week during the Company's ordinary business hours, plus reasonable additional hours in accordance with the Company's operational requirements.

(c) From time to time you will be required to work reasonable additional hours (including evenings and weekends) for the effective performance of your duties and responsibilities and may be contacted outside of your ordinary hours of work by the Company or third parties. Because of the nature of your position, you acknowledge and agree that:

(1) any additional hours you are required to work are reasonable so far as they are necessary for the full and proper performance of your duties under this Agreement;

(2) you may be contacted outside your ordinary hours of work by the Company or third parties; and

(3) your remuneration includes an amount to compensate you for such additional hours and out of hours contact.

4 Group policies

(a) The Group has and will have various policies, principles and practices (**Group Policies**) which apply and will apply to your employment. You must familiarise yourself with these policies, principles and practices.

(b) Where the Group Policies place obligations on you, you must comply with them. The Group may review, vary, add to or withdraw the Group Policies from time to time in its absolute discretion.

(c) To avoid doubt, the Group Policies, and any obligations on the Group set out in them, do not form part of your employment agreement and are not binding on the Group.

5 Remuneration

5.1 Base Salary

(a) The Company will pay you the Base Salary per annum specified in the Key Terms. The Base Salary is inclusive of:

(1) any fringe benefits;

(2) any grossed-up fringe benefits tax; and

(3) any directors fees (if applicable),

but does not include any payroll tax or workers' compensation insurance paid by the Company in respect of your employment.

5.2 Annualised salary

(a) Your Base Salary includes compensation for all entitlements, benefits or payments that might otherwise be due under any industrial instrument that may apply to your employment including but not limited to:

(1) overtime;

(2) penalty payments for out of hours work and working weekends and public holidays;

(3) shift loadings; and

(4) any other loadings, penalties, overtime or allowances.

(b) Accordingly, you will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed by the Company in writing.

(c) The terms of any modern award (or any other industrial instrument) which may apply to you do not form part of this Agreement and the Company is entitled to apply any over-award payments or other benefits provided for in this Agreement, or paid to you in excess of statutory entitlements, in satisfaction of any modern award or other entitlements to which you may become entitled.

5.3 Review of remuneration package

The Company will review your Base Salary from time to time, but your Base Salary is not guaranteed to increase as a result.

5.4 Payment

The Company will pay any Base Salary that you elect to receive as salary (less applicable tax) on a monthly basis by electronic transfer to your nominated bank account.

5.5 Expenses

The Company will reimburse you for any expenses that you reasonably incur during the performance of your duties, provided that such expenses are incurred and claimed in accordance with applicable Group Policies. No reimbursement will be payable for expenses that do not comply with the applicable Group Policy. The Company may require you to provide a tax invoice, or other evidence, to substantiate any expenses claim.

5.6 Superannuation

(a) In addition to your Base Salary, the Company will make superannuation contributions for you appropriate to avoid incurring a charge under the Superannuation Guarantee Legislation.

(b) The Company will pay superannuation contributions for you to a complying superannuation fund of your choice or, if you do not make a choice, your stapled fund identified to us by the Australian Taxation Office. If you do not choose a fund and you do not have a stapled fund, we will make the contributions to the Company's default fund.

5.7 Guarantee of annual earnings

(a) For the purpose of section 330 of the *Fair Work Act 2009* (Cth), the Company undertakes that it will pay you your Base Salary for a period of at least 12 months. By signing this Agreement, you accept this undertaking and the amount of your offer of employment and the annual remuneration package.

(b) This undertaking will continue until the earlier of the following:

(1) your employment with the Company ends;

(2) you accept a new undertaking from the Company; or

(3) you and the Company agree to revoke this undertaking.

(a) This undertaking does not affect the rights of either you or the Company to end the employment relationship in accordance with clause 10.

(b) You understand that the provisions of the modern award you are covered under (if any) will not apply to your employment during any period this undertaking operates.

6 Incentive arrangements

(a) At the Company's discretion, you may be eligible to participate in the Group's discretionary short-term incentive and long-term incentive plans in accordance with the terms of the plans and any associated individual agreements or notices issued under such plans

(b) The Key Terms or other written notice issued to you by the Company may specify, if applicable, your eligibility to participate in an incentive plan and the terms of such eligibility.

(c) The payment or award, and the amount (if any), of any incentive is at the absolute discretion of the Company. The amount of any incentive to be paid or awarded to you is gross of any tax payable and inclusive of the Company's obligation to make superannuation contributions (if any).

(d) The terms of the Group's incentive plans are discretionary, governed solely by the applicable plan documents, and do not form part of the terms of this Agreement. You acknowledge and agree that the Company or Group may, in their absolute discretion and in accordance with the provisions of the applicable plans, amend, replace or terminate any incentive plan at any time.

(e) Any participation in, entitlement under, or award made pursuant to, any incentive plan is subject to any applicable laws and Group Policies, including any clawback, malus or forfeiture provisions of the Group Policies that regulate incentive entitlements or awards.

(f) Nothing in this clause 6 guarantees that you will receive an incentive in any financial year, or the quantum of any incentive which you will receive.

7 Leave

7.1 Your entitlement

(a) You are entitled to leave entitlements in accordance with the statutory minimum requirements set out in applicable legislation (currently, the *Fair Work Act 2009* (Cth)) from time to time. Currently, your entitlements are:

(1) 4 weeks' annual leave each year;

(2) 10 days' paid personal/carer's leave each year – in certain circumstances you may also be able to access unpaid carer's leave, paid family and domestic violence leave and compassionate leave; and

(3) up to 12 months' unpaid parental leave where you have responsibility for the care of a child – in certain circumstances you may be able to extend this leave.

(b) You will be entitled to long service leave in accordance with applicable legislation.

(c) You may also be eligible for additional paid or unpaid leave in accordance with Group Policies and applicable legislation.

7.2 Taking annual leave

(a) Without limiting the Company's rights at law, the Company may direct you to take annual leave if your accrued annual leave balance exceeds 8 weeks' leave.

(b) You must provide the Company with at least 4 weeks' notice of any intention to take annual leave.

(c) The Company's business is generally closed between Christmas and New Year each year. You must take annual leave during any period(s) when the business (or your part of the business) is closed, if directed by the Company. If you do not have sufficient annual leave accrued, you must take unpaid leave, annual leave in advance or purchase leave (in accordance with the relevant Group Policy as amended from time to time which does not form part of this Agreement).

7.3 Public holidays

You will usually be entitled to paid leave on days declared as public holidays in the state or territory in which you work. From time to time you may be asked, and you will not unreasonably refuse, to work on a public holiday in order to perform your duties. Your remuneration includes an amount to compensate for this.

8 Suspension from duty

(a) Without limiting clause 10.7, the Company may suspend you from duty with pay, or direct you to perform work in a different position, at any time during the term of your employment, including but not limited to circumstances where the Company forms the view that your conduct, capacity or performance may warrant serious disciplinary action (including ending of your employment), or to protect safety.

(b) If the Company suspends you from duty in accordance with clause 8(a), it may appoint someone else to your role for the period of suspension.

9 Medical examinations

(a) The Company may, from time to time at its discretion, require you to undergo an independent medical examination by a medical practitioner nominated by the

Company. The Company will bear the costs of any such examination, and you consent to the medical practitioner releasing the results of that examination to the Company.

(b) The Company will keep the results confidential and will only use them to assess your ability to perform your duties or meet the Company's occupational health and safety obligations, which may result in the Company taking action including, but not limited to:

(1) requiring you to return to work;

(2) requiring you to leave, or remain away from, work, for a period of time; or

(3) ending your employment.

10 Ending your employment

10.1 Probation period

You will be employed on probation for the first 6 months of your employment (commencing on your Employment Start Date) unless stated otherwise in the Key Terms. Notwithstanding any other term of this Agreement, you or the Company may end your employment during the Probation Period by giving 1 week's notice to the other Party. The Company may pay you in lieu of part or all of your 1 week notice period.

10.2 Ending your employment with notice

You or the Company may end your employment at any time by providing the other Party with written notice equal to the Notice Period specified in the Key Terms.

10.3 Payment in lieu of notice period

If you or the Company give notice terminating your employment in accordance with clause 10.1 or 10.2, the Company may:

(a) pay you in lieu of all or part of your Notice Period; or

(b) require you to work for part of your Notice Period and pay you in lieu of the balance of the period.

10.4 Calculation of payments if your employment ends

If your employment ends, the Company will calculate any payments in lieu of notice based on your Base Salary.

10.5 Deduction of amounts owed

(a) To the extent permitted by law, any outstanding advances (including Base Salary) or other payments owed by you to the Company, whether or not these are due to be paid, will be deducted before payment of any amounts under this clause 10 are made to you.

(b) If the amounts owed by you to the Company at the End Date exceed amounts payable to you under this clause 10, you agree to repay such amounts to the Company within 14 days of the End Date.

10.6 Duties during Notice Period

If you or the Company give notice ending your employment under clause 10.1 or 10.2, without limiting the directions which the Company may give you, during any period of suspension referred to in clause 8 or during any Notice Period referred to in clause 10.1 or 10.2, the Company may direct you to do one or more of the following:

(a) not attend any premises at which the Company or the Group's business is conducted, but remain contactable and available to perform any duties required by the Company (including in relation to the hand-over of your duties);

(b) not perform all or part of your duties under this Agreement;

(c) cease holding your position or role for the duration of the suspension period or any Notice Period (in which case, the Company may appoint another person to your position or role on an interim basis);

(d) cease all contact with clients, suppliers, officers, employees or contractors of the Company or the Group; and

(e) perform duties which are different to your normal duties, provided that you have the necessary skills and competence to perform those duties.

10.7 Ending your employment without notice

The Company may end your employment at any time without notice and with immediate effect if it considers, in its absolute discretion, that you:

(a) have engaged in serious or wilful misconduct;

(b) are seriously negligent in the performance of your duties;

(c) fail to perform or observe any lawful direction or instruction by the Company;

(d) commit a serious or persistent breach of a material term of this Agreement;

(e) cease to hold an appropriate visa or work permit allowing you to lawfully work in Australia;

(f) commit an act at work which brings the Company, Group or any Group Company into disrepute;

(g) are convicted of an offence punishable by imprisonment; or

(h) commit any other act that would justify summary dismissal at law.

10.8 Maximum Term: Automatic end of your employment

Where the Key Terms specify that you are employed on a maximum term basis, your employment will, unless terminated earlier in accordance with the terms of this Agreement, automatically end on the Automatic End Date without either Party being required to give notice or make any payment in lieu of notice.

10.9 Exclusion of Group Policies

Nothing in any Group Policies, statements or representations issued, or made, by the Company or the Group, or practices adopted by the Company or the Group, will limit or affect the Company's rights to terminate your employment in accordance with this clause 10.

10.10 Obligations upon end of work

(a) On or before the End Date, or as soon as practicable after that date, or at any other time at the direction of the Company, you must:

(1) return all property belonging to the Company or any Group Company, including but not limited to any security keys, hard copy or electronic versions of Confidential Information and documents of any type in which Confidential Information is embodied which may be in your possession or control, any Company document, intellectual property or any other document brought into existence during your employment with the Company which is in your possession, custody or control, without retaining a copy;

(2) delete all Confidential Information stored electronically (including Confidential Information contained in email, instant or direct messages, cloud or collaboration platforms, local or networked computer files, back up files, portable storage devices or any other storage or media or system, whether on a Company-issued or personal device), together with all copies in such a way that the Confidential Information is incapable of being restored and, if requested by the Company, you must certify to the Company that all such Confidential Information has been so deleted;

(3) provide to the Company all relevant passwords and access codes (including building security, Company bank accounts, computer systems or computer files) which have been in your care or control during your employment; and

(4) provide a signed statement that you have complied fully with your obligations under this clause 10.10,

provided that you are not required or permitted to return or delete any property or Confidential Information that remains within the Group's systems, premises or custody, and to which you have access but do not independently possess or control

(b) If applicable, on the End Date:

(1) unless the Board instructs you otherwise, you must resign from all offices, directorships, positions and authorities you may hold for the Company or any Group Company;

(2) you irrevocably appoint the Company Secretary, or any other person nominated by the Board, as attorney to sign a resignation as director or other officer on your behalf; and

(3) you acknowledge and agree that you have no entitlement to any compensation for loss of office.

(c) Your obligations under this clause 10.10 survive the end of your employment with the Company.

10.11 Statutory termination entitlements

If your employment ends for a reason including that your position is redundant, any payment to you on ending of your employment (other than a payment in lieu of your minimum statutory entitlement to notice of termination or in respect of accrued but untaken leave entitlements) will be inclusive of any statutory entitlement (if any) that you may have to redundancy pay.

10.12 No compensation

(a) You acknowledge that if the Company ends your employment, you have no further claim against the Company for compensation.

(b) You agree that the Base Salary and benefits paid to you under this Agreement include specific consideration to ensure the Company may avail itself of all its rights to end your employment contained in this Agreement.

11 Disclosure of information

11.1 Your obligations during employment

During your employment, you must not use or disclose Information (including Confidential Information) unless the use or disclosure is:

(a) required by law;

(b) made as part of the proper performance of your duties; or

(c) agreed by the Company.

11.2 Your obligations after your employment ends

After your employment ends, and without limiting your general law obligations, you must not use or disclose Confidential Information unless the use or disclosure is:

(a) required by law; or

(b) agreed in writing by the Company.

11.3 Preventing disclosure

(a) All Confidential Information is the property of the Company (or the Group as applicable). During your employment, you must comply with any reasonable direction of the Company in respect of Confidential Information.

(b) You must maintain proper and secure custody of all Confidential Information and take all reasonable and necessary precautions to prevent the use or disclosure of Information by third parties.

(c) You must immediately notify the Company on becoming aware, or suspecting, that any Confidential Information is or was being used or disclosed, or has or will come into the possession of another person, where that use, disclosure or possession is not authorised by the Company or the Group.

(d) To avoid doubt, this clause 11 is not intended to limit any duty of fidelity owed by you and implied into your employment agreement.

(e) Your obligations under this clause 11 continue after your employment ends.

11.4 Permitted disclosure

Nothing in this Agreement prevents you from disclosing information about your remuneration or any terms and conditions of employment that are reasonably necessary to determine

remuneration outcomes (**Permitted Disclosure**). With the exception of a Permitted Disclosure, you must not disclose the terms of this Agreement, except as required by law or to an advisor for the purposes of obtaining legal, tax or financial advice or to your spouse or partner.

12 Intellectual property

12.1 Ownership

(a) The Company (or a Group Company nominated by the Company) is the sole and exclusive owner of all Intellectual Property that you create or contribute to during your employment. To the extent that any Intellectual Property that you create or contribute to during your employment does not vest with the Company (or a Group Company nominated by the Company), you hereby assign such Intellectual Property to the Company.

(b) You must do all things necessary to ensure that the Company (or a Group Company nominated by the Company) owns Intellectual Property that you create or contribute to during your employment, including executing any documents which are reasonably required by the Company (or a Group Company nominated by the Company) to give effect to clause 12.1(a).

(c) For the avoidance of doubt, a reference in this Agreement to Intellectual Property that you create or contribute to during your employment includes such Intellectual Property whether it is created or contributed to:

(1) in whole or in part by you;

(2) alone or in conjunction with others;

(3) using the Group's systems or property or not;

(4) during or outside ordinary work hours; or

(5) in pursuance of specific instructions or not.

12.2 Disclosure

(a) You must inform the Company of all Intellectual Property that you create or contribute to during your employment.

(b) Without limiting clause 12.2(a), you must disclose to the Company any discovery, invention, secret process, idea, system or improvement made or discovered by you during the course of your employment with the Company in connection with or in any way affecting or relating to the Company's or the Group's business or capable of being used or adapted for use by the Company or the Group or in connection with its business.

12.3 Survival of obligations

Your obligations under this clause 12 survive the termination of your employment.

13 Moral Rights

If you have Moral Rights in any Intellectual Property owned by the Company (or another Group Company nominated by the Company), you:

(a) irrevocably consent to any act or omission by the Company or the Group Company which would otherwise infringe those Moral Rights;

(b) agree that your consent extends to acts and omissions by the Company and the Group Company's licensees and successors in title; and

(c) agree that your consent is a genuine consent given under Part 9 of the *Copyright Act 1968* (Cth) and has not been induced by duress or any false or misleading statement.

14 Restrictions during your employment

(a) During your employment you must not be directly or indirectly engaged, concerned or interested in any other business or Entity without the Company's or Board's prior written consent.

(b) Despite any other clause of this Agreement, nothing in this Agreement prevents you from holding shares in companies listed on any recognised stock exchange without the Company's prior written consent if you and your associates hold less than 5% (in aggregate) of the issued shares of any class of any one company, provided that such involvement does not detract from your performance of your duties to the Company and/or does not conflict with or otherwise interfere with the Company or the Group.

15 Restrictions after your employment ends

15.1 Competing with the Group

(a) You must not (whether directly or indirectly including in a Prescribed Position) during the Non-Compete Period and in the Restricted Area carry on, be employed by, or engaged or otherwise interested in any Competitive Business to perform duties or provide services:

(1) which are the same as or similar to those you provided to the Group at any time within the 12 months immediately preceding the End Date; or

(2) in a position in which you can use Confidential Information to gain an advantage for the relevant Entity or cause detriment to the Group.

(b) You must not (whether directly or indirectly, including in a Prescribed Position) during the Non-Compete Period and in the Restricted Area carry on, be employed by, or engaged or otherwise interested in any contractor, supplier or financier of the Company or any Group Company (with which you had work-related dealings during the 12 months preceding the End Date, or about which you have, or have had, Confidential Information about in respect of their engagement with the Company or any Group Company) to perform duties or provide services in a position in which you can use Confidential Information to gain an advantage for the relevant Entity or cause detriment to the Group.

15.2 Paid Non-Compete

(a) The restrictions in clause 15.1 apply for the Non-Compete Period, subject to this clause 15.2.

(b) The Company may, at any time within the first two (2) months after the End Date, give written notice to you that the restrictions in clause 15.1 will continue to apply on a paid basis (**Paid Non-Compete Notice**). If no Paid Non-Compete Notice is given by the Company within that period, the restrictions in clause 15.1 will automatically terminate two (2) months after the End Date.

(c) If the Company gives a Paid Non-Compete Notice, the Company will pay you a Monthly Restraint Payment as part of the Company's monthly pay run (less applicable tax) for each month of the Non-Compete Period after the first two (2) calendar months.

(d) For the purposes of this clause, **Monthly Restraint Payment** means a payment equal to 1/12 of your Base Salary as at the End Date, or such greater amount as the Company may determine in its discretion.

(e) No Monthly Restraint Payments are payable, and the Company may suspend any such payments, if the Company reasonably suspects that you have breached clauses 11, 12, 14 or 15 and has notified you of that suspicion. Such a suspension of payments does not affect the enforceability of the restrictions in clause 15.1 for the Non-Compete Period.

(f) The Company may terminate the restrictions in clause 15.1 at any time by written notice to you. Where the Company does so, the restrictions in clause 15.1 will end on the date specified in the notice, and you will have no entitlement to Monthly Restraint Payments for any period after that date.

(g) If you receive any Monthly Restraint Payments and a court of competent jurisdiction subsequently finds any part of clause 15.1 to be unenforceable:

(1) you must, within 28 days of the court's finding, repay the full or proportionate amount (as applicable) of the Monthly Restraint Payments relating to the period of unenforceability; and

(2) any amount so repayable will be treated as a debt due to the Company under this Agreement.

15.3 Inducing directors, officers, employees or contractors to leave the Group

You must not (whether directly or indirectly) during the Non-Solicitation Period and in the Restricted Area, encourage or induce, or attempt to encourage or induce, any director, officer, employee or contractor of the Group, with whom you had work related dealings during the 12 months preceding the End Date, or about whom you have, or have had, Confidential Information about in respect of their engagement with the Group, to terminate their engagement with the Group, whether or not that person would commit a breach of that person's contract of engagement.

15.4 Persuading the Group's customers, clients, agency or suppliers to cease or reduce business

You must not (whether directly or indirectly) during the Non-Solicitation Period and in the Restricted Area, solicit, canvass, approach, accept any approach from, or deal in any way with, any Entity who was:

(a) a customer, client, agency or supplier of the Group with whom you had work-related dealings during the 12 months preceding the End Date or about whom you have, or have had, Confidential Information; or

(b) a potential customer, potential client, potential agency or potential supplier of the Group with whom, or in respect of whom, you had work-related dealings during the 12 months preceding the End Date or about whom you have, or have had, Confidential Information,

with a view to:

(c) obtaining the custom or business of any such Entity for your benefit or the benefit of any other person;

(d) persuading any such Entity to cease doing business with the Group; or

(e) persuading any such Entity to reduce the amount of business which the Entity would normally do, or otherwise would have done, with the Group.

15.5 Priority of restrictions

You agree that you intend the restrictions in this clause 15 to operate to their maximum extent. However, should a Court consider it necessary to reduce the extent of a restriction, the Parties intend that any reduction should be made to the Restricted Area before any reductions are made to the Non-Compete Period or Non-Solicitation Period.

15.6 Consent and notification to new employer

(a) The restrictions in this clause 15 do not apply to the extent expressly permitted by any prior written consent given by the Company or the Board.

(b) Notwithstanding any other provision of this Agreement, you acknowledge and agree that if at any time during your employment, or within 12 months after the End Date, you accept any offer of employment, engagement, appointment or other arrangement under which you will provide services to, or otherwise be involved in the business of, a third party:

    (1) before, or immediately upon, accepting that offer, you must inform the third party of your ongoing obligations under this Agreement (including, without limitation, under this clause 15); and

    (2) the Company may notify the third party of the Company's rights and your ongoing obligations under this Agreement.

15.7 Restrictions reasonable and independent

You acknowledge and agree that:

(a) despite anything in this clause 15, for the purposes of this clause 15, a "substance over form" approach is intended to be taken as to whether the conduct prohibited by this clause 15 occurred in the Restricted Area. For example, the provisions in this clause 15 will apply if you solicit an employee located inside the Restricted Area but you take the relevant action (e.g. make a telephone call or send an email to that employee) from a location outside the Restricted Area;

(b) you will obtain Confidential Information during your employment, the disclosure of which could materially harm the Group;

(c) the restrictions in this clause 15 are reasonable and necessary for the protection of the Group's Confidential Information and goodwill;

(d) you intend the restrictions to operate to the maximum extent;

(e) damages may be inadequate to protect the Group's interests and the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court; and

(f) the restrictions are separate, distinct and several, so that the unenforceability of any restriction does not affect the enforceability of the other restrictions.

15.8 Modification of restrictions

If the restrictions in this clause 15:

(a) are void as unreasonable for the protection of the Group's interests; and

(b) would be valid if part of the wording was deleted or the period or area was reduced,

the restrictions will apply with the modifications necessary to make them effective.

15.9 Obligations continue

Your obligations under this clause 15 survive the termination of your employment.

16 Compliance and approvals

(a) The exercise of, or compliance with, any discretion, right or obligation under this Agreement is subject to any required Board or shareholder approvals, any necessary Regulatory Consent and compliance with the Company's (and each Group Company's) constitution, and all applicable laws.

(b) Notwithstanding any provision of this Agreement, neither the Company nor any Group Company is required to pay, provide or procure the payment or provision, of any payment or benefit to you which would require shareholder approval (including those under the provisions of Part 2D.2, Division 2 or Chapter 2E of the Corporations Act). Any such payments or benefits will be reduced to the maximum value which would not require the Company or any Group Company to seek or obtain shareholder approval. In the event of overpayment, you must, on receiving written notice from the Company Secretary (or his or her nominee), immediately repay any monies or benefits specified in such notice.

(c) This clause 16 has effect regardless of any other provision of this Agreement.

17 Workplace surveillance

17.1 Camera surveillance

The Company uses video surveillance equipment in strategically located internal and external areas of the workplace to monitor movements. Cameras will operate continuously and surveillance will be ongoing.

17.2 Computer and network surveillance

The Company monitors computer and network use by employees on an ongoing and regular basis to ensure compliance with relevant laws and Group Policies. The Company may at any time access, monitor and record any communication or information developed, used, received, stored or transmitted by you using the Company's resources. Filtering systems are installed in the Company's network which restrict the flow of certain types of material, including emails and viruses, in and out of the network. Accordingly, some email traffic may be blocked.

Further details regarding workplace surveillance may be found in Group Policies.

18 Privacy and personal information

(a) You consent to the Company collecting, storing, using and otherwise handling your personal information to enable us to properly manage the business carried on by the Group as well as your employment with the Company. This may include using and disclosing your personal information to (without limitation):

(1) other Group Members operating in Australia or overseas for the purposes of operating the business carried on by the Group or as required by law;

(2) third party service providers (including without limitation insurers, bankers, brokers, exchanges, migration agents, legal advisers, medical practitioners, superannuation funds, benefit scheme managers and other service providers who may be providing operational, administrative, telecommunication, processing or other services or support to the Group in connection with the operation of its business);

(3) regulators and tax agencies; and

(4) potential purchasers in a sale of business.

(b) The personal information the Company may collect about you may include:

(1) your name and contact details;

(2) the name and contact details of your references and emergency contacts (and you should ensure that you have the consent from relevant individuals with respect to your provision of personal information of others);

(3) proof of your Australian citizenship or work rights status;

(4) medical certificates, or other health related information supplied by you including in connection with any sick leave; and

(5) taxation and banking details.

(c) Generally, the Company will collect personal information about you directly from you. However there may be situations where the Company will collect your personal information from other sources, for example, where the Company needs to contact your emergency contacts, conduct reference or background checks, or is required to do so by law.

(d) If you do not provide the Company with the personal information required, the Company may not be able to continue with your employment and, in some limited circumstances, your employment with the Company may need to be terminated.

(e) The Company's employee privacy policy contains further information about the types of personal information the Company collects, how that personal information may be used and handled by the Company.

(f) You agree to keep the Company informed of any changes to your personal information, including, for example, any change to your home address or banking details.

(g) This clause 18 will survive the end of your employment with the Company.

19 Reference and background checks

(a) Your employment with the Company is on the understanding that the information you provided to the Company during the recruitment process is accurate and complete. You must update or provide to the Company any material information which may impact your employment under this Agreement, which may change or arise at any time prior to the commencement of or during the course of your employment. The omission of any relevant information, or the provision of false or misleading information, may result in disciplinary action being taken against you.

(b) To ensure the integrity of the recruitment process, the Company requires all new employees to undergo reference and background checking. Accordingly, you acknowledge and accept that:

(1) this Agreement is conditional upon the satisfactory completion of the reference and background checks set out below, including potentially criminal background checks. If the Company is not satisfied with the results of any of the following checks, it may withdraw this offer of employment made to you; and

(2) the Company may carry out the following checks on you to determine your suitability for the position:

- reference check with previous employers;
- academic qualification check; and
- criminal record check.

(c) Your employment may be subject to ongoing satisfactory criminal history checks. Accordingly, you acknowledge and accept that:

(1) the Company may perform these checks periodically during your employment to ensure you are able to perform the inherent requirements of your role;

(2) you must immediately inform the Company if you are convicted or found guilty of an offence in any period between undertaking criminal record checks; and

(3) the Company may terminate your employment if it is not satisfied with the results of a criminal record check.

20 General

(a) Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement, including without limitation clauses 2.4, 10, 11, 12, 13, 15, 16 and 18 will remain in full force and effect.

(b) Termination of this Agreement will not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the End Date.

(c) This Agreement is governed by the law in force in New South Wales, Australia.

(d) Each Party irrevocably submits to the exclusive jurisdiction of courts exercising jurisdiction in New South Wales, Australia. Each Party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(e) Where this Agreement provides that the Company may take any action, make any decision, grant or withhold any approval, or exercise any right or power, such action, decision, approval or exercise of right or power shall be at the sole and absolute discretion of the Company, unless expressly stated otherwise in this Agreement.

(f) This Agreement and the Key Terms states all the express terms of the agreement between the Parties in respect of its subject matter. They supersede all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

(g) You acknowledge that in accepting the terms contained in this Agreement you have not relied on any representations regarding your employment made by the Company (or its agents or employees) other than matters expressly set out in this Agreement and the Key Terms.

(h) If any provision of this Agreement is invalid under the law of any jurisdiction, the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(i) Clause 20(h) does not apply where enforcement of the provision of this Agreement in accordance with clause 20(h) would materially affect the nature or effect of the Parties' obligations under this Agreement.

(j) You represent that you have taken, or had the opportunity of taking, legal advice in relation to the nature, effect and extent of this Agreement.

(k) The Company executes this Agreement for the Group. You acknowledge and agree that each Group Company may independently enforce the obligations given in their favour in this Agreement against you in their own right.

(l) This Agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

(m) This Agreement may be assigned or novated by the Company to any Group Company by giving you written notice. The Company will ensure that the Group Company will continue the provisions of this Agreement as if it were the original party to this Agreement.

21 Definitions and interpretation

21.1 Definitions

The meanings of the terms used in this Agreement are set out below or in the Key Terms.

Term	Meaning
Agreement Commencement	the later of: 1 the Employment Start Date; and 2 the date this Agreement is signed by you
Automatic End Date	has the meaning specified in the Key Terms (if any)
Base Salary	has the meaning specified in the Key Terms
Board	the board of directors of the parent company of the Group, as constituted from time to time or their duly appointed representatives
Company	IREN Operations Australia Pty Ltd (ACN 697 034 914)
Company Secretary	the company secretary of the parent company of the Group
Competitive Business	any business that is competitive with or substantially similar to the business carried on by the Group
Confidential Information	any Information regardless of form (including, without limitation, in writing, oral, visual or electronic form) which is: 1 confidential; and 2 not in the public domain (unless in the public domain because of a breach of confidentiality), including, but not limited to, the following: 3 technical information relating to the business carried on by the Group, including its operations, products and services, inventions, designs, processes and data bases, data surveys, network and computing infrastructure architectures; 4 operation information (including the construction, configuration, components, maintenance and management of data centers); 5 all information concerning the business carried on by the Group, its methods of operating, marketing and other activities;

	6 information concerning the Group's customers or clients or prospective customers or clients; 7 personal information about officers, employees or contractors engaged by the Group; 8 the Group Policies and other, procedures, handbooks, manuals and forms of the Group; and 9 competitive and financial information concerning the business carried on by the Group not in the public domain
Employment Start Date	has the meaning specified in the Key Terms
End Date	the date on which your employment with the Company ends
Entity	an individual, company, partnership, joint venture (whether corporate or incorporate) and any other body (whether corporate or incorporate)
Group	the Company and each Group Company
Group Company	a "related body corporate" (as that expression is defined in the *Corporations Act 2001* (Cth)) of the Company
Group Policies	has the meaning given to it in clause 4
Information	any information about the Group or its business (including, but not limited to, any idea, concept, process or know-how) which: 1 comes to your notice in the course of your employment; or 2 is generated by you in the course of performing your duties
Intellectual Property	all present and future intellectual and industrial property rights throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, semiconductor, circuit and other eligible layouts, copyright and analogous rights, software and computer programs including source code, other proprietary data, business operations, marketing and development operations, customer information, discovery, trade secret, secret process, know-how, concept, idea, information, process, data or formula, and all other intellectual property rights defined in Article 2 of the *Convention Establishing the World Intellectual Property Organisation of July 1967* including any intellectual property rights the subject of any lapsed application, divisional to any registrations or applications, any right to file further applications, and any registrations resulting from such applications

Key Terms	the table labelled "Key Terms" contained in the letter issued by the Company to you recording your individual terms relating to the matters specified in this Agreement (whether an offer of employment or an update to employment terms), signed by both Parties. The Key Terms contained in the most recently executed letter supersede all prior versions of the Key Terms
Location	has the meaning specified in the Key Terms
Monthly Restraint Payment	has the meaning given to it in clause 15.2(d)
Moral Rights	all moral rights, including the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the *Copyright Act 1968* (Cth)
Non-Compete Period	1 the period of 12 calendar months starting on the End Date; or if held by a court of competent jurisdiction to be unenforceable, 2 the period of 6 calendar months starting on the End Date; or if held by a court of competent jurisdiction to be unenforceable, 3 the period of 3 calendar months starting on the End Date.
Non-Solicitation Period	1 the period of 12 calendar months starting on the End Date; or if held by a court of competent jurisdiction to be unenforceable, 2 the period of 6 calendar months starting on the End Date; or if held by a court of competent jurisdiction to be unenforceable, 3 the period of 3 calendar months starting on the End Date.
Notice Period	has the meaning specified in the Key Terms
Paid Non-Compete Notice	Has the meaning set out in clause 15.2(b)
Parties	you and the Company
Permitted Disclosure	has the meaning given to it in clause 11.4
Personal Information	has the meaning given to it in the *Privacy Act 1988* (Cth)

Prescribed Position	1 a position as an employee, director, secretary, company officer, agent, contractor, consultant or adviser of any Entity; 2 a partner, shareholder or member of any Entity; and 3 acting as any of the persons referred to in items 1 and 2 of this definition
Regulatory Consent	the consent of an entity or governmental body that has statutory or other powers over corporations
Restricted Area	1 worldwide; or if held by a court of competent jurisdiction to be unenforceable, 2 Australia, the United States of America, Canada and Spain; or if held by a court of competent jurisdiction to be unenforceable, 3 Australia; or if held by a court of competent jurisdiction to be unenforceable, 4 Sydney.
Superannuation Guarantee Legislation	applicable Australian legislation governing the payment by employers of compulsory superannuation contributions on behalf of their employees (currently, the *Superannuation Guarantee (Administration) Act 1992* (Cth) and the *Superannuation Guarantee Charge Act 1992* (Cth))
you	the employee specified in the Key Terms

21.2 Interpretation

In this Agreement:

(a) The most recent Key Terms executed by the Parties:

(1) supersedes all prior versions of the Key Terms, as well as any prior discussions, negotiations and agreements regarding the content of any version of the Key Terms; and

(2) will prevail to the extent of any inconsistency with this Agreement.

(b) Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(c) The singular includes the plural and the plural includes the singular.

(d) Words of any gender include all genders.

(e) Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(f) An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency as well as an individual.

(g) A reference to a clause, Party, schedule, attachment or exhibit is a reference to a clause of, and a Party, schedule, attachment or exhibit to, this Agreement.

(h) A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re–enactments of any of them.

(i) No provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision.

[Signature page follows]

I acknowledge and agree that I have read this **Employment Agreement** and accept these terms of my employment with the Company.

Signature: /s/ Anthony Lewis

Name: Anthony Lewis

Date: 05 July 2026